Exhibit 99.3
2006 Consolidated Financial Guidance Summary
(in millions, except per share data)

	Nine Months Ended	Three Months Ended		Year Ended
	September 30, 2006	December 31, 2006		December 31, 2006
		Range		Range
Revenue	$868.6	$305.0	$310.0	$1,173.6	$1,178.6

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”)(a)	$158.9	$60.0	$63.0	$218.9	$221.9

Adjusted EBITDA per diluted common share	$0.53	$0.20	$0.21	$0.73	$0.74

Interest income, net	1.4	7.9	8.1	9.3	9.5
Depreciation and amortization	(52.0)	(21.3)	(20.4)	(73.3)	(72.4)
Non-cash advertising	(4.5)	(2.7)	(2.5)	(7.2)	(7.0)
Non-cash stock-based compensation	(35.2)	(10.3)	(10.0)	(45.5)	(45.2)
Legal expense	(1.8)	—	—	(1.8)	(1.8)
Advisory expense	(4.2)	—	—	(4.2)	(4.2)
Income tax provision	(12.1)	(6.2)	(5.7)	(18.3)	(17.8)
Minority interest in WebMD Health Corp., net of tax	0.6	(0.6)	(0.9)	—	(0.3)

Income from continuing operations	$51.1	$26.8	$31.6	$77.9	$82.7

Income from continuing operations per diluted common share	$0.17	$0.09	$0.10	$0.26	$0.28

(a)	See Annex A — Explanation of Non-GAAP Financial Measures
Operating Segments
Revenue
*	Emdeon Business Services — Approximately 61% of consolidated revenue in Q4.

*	WebMD — Approximately 24% to 25% of consolidated revenue in Q4.

*	ViPS — Approximately 8% of consolidated revenue in Q4.

*	Porex — Approximately 6% of consolidated revenue in Q4.
Adjusted EBITDA
*	Emdeon Business Services — Approximately 22% of segment revenue in Q4.

*	WebMD — Approximately 26% to 27% of segment revenue in Q4.

*	ViPS — Approximately 20% to 21% of segment revenue in Q4.

*	Porex — Approximately 27% of segment revenue in Q4.

*	Corporate — Approximately 3.4% of consolidated revenue.
Other Assumptions
*	The 2006 Guidance includes actual expenses for the first nine months of 2006, but does not reflect any projected expenses related to either the on-going Department of Justice investigation or advisory expense associated with the sale of a 52% interest in the Emdeon Business Services segment.

*	Non-cash stock-based compensation expense considers the January 1, 2006 adoption of SFAS 123R.

*	2006 Adjusted EBITDA per diluted share and income from continuing operations per diluted share are both calculated on an assumed share count of approximately 300 million.

*	Additional details on WebMD’s guidance can be found in the press release issued by WebMD on November 2, 2006.

*	Does not reflect any adjustments for the pending transaction to sell a 52% interest in Emdeon Business Services.

*	Does not reflect any adjustments for the previously announced Tender Offer.